Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-107070

October 2, 2007

Northwest Airlines, Inc. (“Northwest”)
(NYSE Symbol: NWA)

Securities:	Class A Pass Through Certificates, Series 2007-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2007-1 (“Class B Certificates”)
Amount:	$338,498,000.00	$115,845,000.00
Public Offering Price:	100%	100%
Moody’s/Standard & Poor’s Ratings:	A3/A-	Ba1/BBB-
CUSIP:	667294 BE1	667294 BF8
ISIN:	US667294BE12	US667294BF86
Benchmark Treasury:	4.75% due 8/17	4.25% due 8/14
Yield to Maturity:	4.527%	4.328%
Spread to Benchmark Treasury:	2.50%	3.70%
Coupon:	7.027%	8.028%
Make-Whole Spread:	0.45%	0.60%
Liquidity Facility Initial Maximum Commitment Amount:	$35,679,381.69	$13,950,054.90

Underwriting Commission:	$3,634,744.00

	Class A Pass Through Certificates	Class B Pass Through Certificates
Concession to Selling Group Members:	0.475%	0.475%
Discount to Brokers/Dealers:	0.250%	0.250%

Underwriting Agreement:	Dated October 2, 2007

Trade Date:	October 2, 2007

Settlement Date:	October 10, 2007 (T+5) closing date, the fifth business day following the date hereof

Preliminary Prospectus Supplement:	Northwest has prepared a Preliminary Prospectus Supplement, dated October 1, 2007, which includes additional information regarding the Certificates

Joint Bookrunners:	Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

Co-Managers:	Calyon Securities (USA) Inc., Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC

A securities rating is not a recommendation to purchase, hold or sell securities and may be subject to revision or withdrawal at anytime.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free 1-866-718-1649 (institutional investors) or Citigroup Global Markets Inc. toll-free 1-877-858-5407.

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